Exhibit 99.1

Nova Minerals Secures Final Permits for Alaska Antimony Project, Clearing Path to 2027 Production

Anchorage, Alaska, October 27, 2026 – Nova Minerals Corp (“Nova Minerals” or the “Company”) (NYSE American: NVA | ASX: NVA) today announced it has received final approvals from the Alaska Department of Natural Resources for the Plan of Operations and Reclamation Plan for its Department of War funded Alaska antimony project, completing the Project’s permitting process and clearing the way for construction and development activities targeting production in 2027.

Highlights

●	Final permits secured: Nova has secured all required permits within approximately three months of submission clearing the way for Phase 1 of its Alaska antimony development and advancing the establishment of the first modern, fully integrated U.S. domestic antimony supply chain in decades.

●	Three-stage project approval from mining to refining: Permits cover stibnite mining at the Styx and Stibium prospects, ore sorting and processing at the Whiskey Bravo concentration site within the Estelle Project, and downstream processing and refining at Port Mackenzie.

●	$43.4 million in Department of War funding: Phase 1 is fully funded through the Company’s existing award to support development of domestic production capacity for military-grade antimony trisulfide.

●	Critical equipment delivered: All major long-lead and critical mining and processing equipment has been procured and delivered to project locations.

●	Engineering and metallurgy completed: Process plant engineering and metallurgical test work have established a flowsheet designed to produce military-grade antimony trisulfide and standard grade II antimony metal (>99.65% Sb).

●	Targeting 2027 production: With permitting complete, funding secured, engineering completed and equipment delivered, Nova is focused on advancing construction and executing its development schedule.

Nova Minerals CEO, Mr. Christopher Gerteisen, commented:

“Securing our final permits is a major milestone for Nova, moving our Alaska antimony project from development planning toward construction and targeted production in 2027.

“In a relatively short period, we have secured $43.4 million in Department of War funding, completed the permitting process, advanced engineering and metallurgical test work, and delivered critical equipment to our project locations.

“With these key milestones achieved, our focus is now on execution. We believe the Project has the potential to contribute to a more secure U.S. domestic antimony supply chain, while creating a meaningful new growth opportunity for Nova and our shareholders.”

From Permitting to Project Execution

The final approvals authorize construction and operating activities over an initial three-year term across the Project’s integrated development pathway. This includes stibnite mining at the Styx and Stibium prospects, intermediate-stage ore sorting and processing at the Whiskey Bravo concentration site within the Estelle Project, and downstream processing and refining at Port Mackenzie, Alaska.

The Company’s Phase 1 development program is supported by a $43.4 million award from the U.S. Department of War to advance domestic antimony production capacity. Metallurgical test work and process plant engineering have been completed, with the process flowsheet designed to support production of military-grade antimony trisulfide and standard grade II antimony metal (>99.65% Sb).

All major long-lead and critical mining and processing equipment has been procured and delivered to project sites, enabling Nova to accelerate construction and advance project development.

With final regulatory approvals secured and major development milestones already achieved, Nova is transitioning to the next phase of execution as it advances toward targeted antimony production in 2027.

About Nova Minerals Corp

Nova Minerals Corp is advancing one of the world’s largest undeveloped gold deposits into production and securing a US domestic supply of the critical mineral antimony. The Company is focused on the exploration and development of the Estelle Gold and Critical Minerals Project, located in Alaska, a tier-one mining jurisdiction.

Estelle hosts two defined multi-million-ounce gold resources, and more than 20 prospects distributed along a 35-kilometre mineralized trend, in the prolific Tintina Gold Belt, a province which hosts a >220 million ounce (Moz) documented gold endowment and some of the world’s largest gold mines and discoveries including Kinross Gold Corporation’s Fort Knox Gold Mine. In parallel, Nova is advancing its critical minerals strategy, fully-funded by a $43.4 million U.S. Department of War award to develop a domestic antimony supply chain, targeted for production in 2027.

Further discussion and analysis of the Estelle Project is available through the interactive Vrify 3D animations, presentations, and videos, all available on the Company’s website www.novamineralscorp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical fact, contained in this press release are forward-looking statements and that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Nova Minerals Corp’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements contained in this announcement are made as of this date, and Nova Minerals Corp undertakes no duty to update such information except as required under applicable law.

For further information:

Nova Minerals:	Media:	Investor Relations:

Craig Bentley	Jenna Shinderman	Dave Gentry, CEO
Director	Sodali & Co	RedChip Companies, Inc.
Ph: 1-720-550-4223	Ph: 1-631-918-4047	Ph: 1-407-644-4256
E: craig@novamineralscorp.com	E: jenna.shinderman@sodali.com	E: NVA@redchip.com